Affinity Bancshares, Inc.

Announces Fourth Quarter and Full Year 2022

Financial Results

Affinity Bancshares, Inc. (NASDAQ:“AFBI”) (the “Company”), the holding company for Affinity Bank (the “Bank”), today announced net income of $1.7 million for the three months ended December 31, 2022, as compared to $1.3 million for the three months ended December 31, 2021. For the year ended December 31, 2022, net income was $7.1 million, as compared to $7.6 million for the year ended December 31, 2021.

	At or for the three months ended,
Performance Ratios:	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Net income (in thousands)	$1,699	$1,861	$1,783	$1,791	$1,318
Diluted earnings per share	0.26	0.27	0.27	0.26	0.20
Common book value per share	17.73	17.37	17.51	17.58	17.60
Tangible book value per share (1)	14.92	14.57	14.68	14.75	14.87
Total assets (in thousands)	791,283	776,390	766,679	760,208	788,088
Return on average assets	0.84%	0.95%	0.95%	0.97%	0.66%
Return on average equity	5.78%	6.30%	6.13%	5.97%	4.36%
Equity to assets	14.80%	14.84%	15.05%	15.31%	15.35%
Tangible equity to tangible assets (1)	12.75%	12.75%	12.93%	13.17%	13.29%
Net interest margin	3.85%	4.12%	4.06%	4.47%	3.60%
Efficiency ratio	71.38%	67.62%	67.23%	69.00%	74.29%
(1) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP.

Net Income

•
Net income was $1.7 million for the three months ended December 31, 2022, as compared to $1.3 million for the three months ended December 31, 2021, as a result of an increase in interest income partially offset by an increase in deposit interest expense.
•
Net income was $7.1 million for the year ended December 31, 2022, as compared to $7.6 million for the year ended December 31, 2021, as a result of lower interest and fee income on PPP loans and an increase in salaries and employee benefits, partially offset by a decrease in interest expense primarily related to the recognition of remaining purchase accounting fair value discounts upon the payoff of acquired Federal Home Loan Bank advances.

Results of Operations

•
Net interest income was $7.3 million for the three months ended December 31, 2022 compared to $6.7 million for the three months ended December 31, 2021 due to an increase in loan interest, partially offset by a decrease in PPP loan-related interest and fee income. Net interest income was $29.8 million for the year ended December 31, 2022 compared to $29.3 million for the year ended December 31, 2021. The increase was a result of the recognition of remaining purchase accounting fair value discounts upon the payoff of acquired Federal Home Loan Bank advances, off set by the lower fee income on PPP loans.
•
The Company’s net interest margin increased to 3.85% from 3.57% for the three months ended December 31, 2022 and 2021. Net interest margin for the year ended December 31, 2022 increased slightly to 4.14% from 4.04% for the year ended December 31, 2021. The Company anticipates it will experience margin compression in 2023 as a result of recent increases in market interest rates.

•
Noninterest income was $566 thousand for the three months ended December 31, 2022 and $572 thousand for the three months ended December 31, 2021. For the year ended December 31, 2022, noninterest income was $2.4 million compared to $2.7 million for the year ended December 31, 2021. The decreases were a result of the Company recognizing gains on sale of other real estate and death benefits received from bank owned life insurance in previous periods.
•
Non-interest expense was $5.6 million and $5.4 million for the three months ended December 31, 2022 and 2021, respectively. Non-interest expense was $22.1 million and $21.0 million for the year ended December 31, 2022 and 2021, respectively. The increases were due in part to the increases in salaries and employee benefits as a result of the Company’s strategic initiative to attract and retain talent.
•
In fourth quarter, the Company implemented an arbitrage strategy where $31.5 million in securities with 6.05% average yield was purchased using funds of $34.9 million in brokered deposits with average yield of 4.50%. The brokered deposits have optional call dates ranging from six to twelve months.

Financial Condition

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Total assets increased $3.2 million to $791.3 million at December 31, 2022 from $788.1 million at December 31, 2021.
•
Total net loans increased $61.1 million to $636.9 million at December 31, 2022 from $575.8 million at December 31, 2021. The increase was due to non-PPP loans increasing $79 million, offset by a continuing decline in PPP loans as such loans continued to be repaid.
•
Deposits increased by $44.4 million to $657.2 million at December 31, 2022 compared to $612.8 million at December 31, 2021,in part due to increases in CDs of $29.2 million and in savings of $14.9 million.
•
Borrowings decreased by $39.0 million to $10.0 million at December 31, 2022 compared to $49.0 million at December 31, 2021 as we repaid Federal Home Loan Bank borrowings.

Asset Quality

•
Non-performing loans decreased to $6.7 million at December 31, 2022 from $7.0 million December 31, 2021.
•
The allowance for loan losses as a percentage of non-performing loans was 138.8% at December 31, 2022, as compared to 122.7% at December 31, 2021.
•
Allowance for loan losses remained consistent at 1.46% of total loans at December 31, 2022, and 2021.
•
Net loan recoveries were $62,000 for the year ended December 31, 2022, as compared to $1.1 million for the year ended December 31, 2021.

About Affinity Bancshares, Inc.

The Company is a Maryland corporation based in Covington, Georgia. The Company’s banking subsidiary, Affinity Bank, opened in 1928 and currently operates a full-service office in Atlanta, Georgia, two full-service offices in Covington, Georgia, and a loan production office serving the Alpharetta and Cumming, Georgia markets.

Forward-Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which describe the future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “target” and words of similar meaning. Forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, you should not place undue reliance on such statements. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this report. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in general economic conditions, interest rates and inflation; changes in asset quality; our ability to access cost-effective funding; fluctuations in real estate values; changes in laws or regulations; changes in technology; failures or breaches of our IT security systems; our ability to introduce new products and services and capitalize on growth opportunities; our ability to successfully integrate acquired operations or assets; changes in accounting policies and practices; our ability to retain key employees; the impact of the COVID-19 pandemic; and the effects of natural disasters and geopolitical events, including terrorism, conflict and acts of war. These risks and other uncertainties are further discussed in the reports that the Company files with the Securities and Exchange Commission.

Average Balance Sheets

The following tables set forth average balance sheets, average annualized yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$650,922	$8,032	4.90%	$576,358	$7,060	4.86%
Investment securities held-to-maturity	8,809	130	5.85%	—	—	—
Investment securities available-for-sale	42,653	323	3.00%	46,191	237	2.04%
Interest-earning deposits and federal funds	53,238	485	3.61%	115,390	46	0.16%
Other investments	758	8	4.19%	2,476	23	3.69%
Total interest-earning assets	756,380	8,977	4.71%	740,415	7,366	3.95%
Non-interest-earning assets	50,538			56,127
Total assets	$806,918			$796,542

Interest-bearing liabilities:
Interest-bearing checking accounts	$95,200	$42	0.18%	$90,924	$47	0.21%
Money market accounts	$161,901	470	1.15%	142,447	91	0.25%
Savings accounts	$103,772	499	1.91%	90,992	93	0.41%
Certificates of deposit	$117,102	610	2.07%	99,235	339	1.36%
Total interest-bearing deposits	$477,975	1,621	1.35%	423,598	570	0.53%
FHLB advances and other borrowings	$2,717	20	2.92%	49,007	132	1.07%
Total interest-bearing liabilities	$480,692	1,641	1.35%	472,605	702	0.59%
Non-interest-bearing liabilities	209,683			203,108
Total liabilities	690,375			675,713
Total stockholders' equity	116,543			120,829
Total liabilities and stockholders' equity	$806,918			$796,542
Net interest rate spread			3.36%			3.36%
Net interest income		$7,336			$6,664
Net interest-earning assets	$275,688			$267,810
Net interest margin			3.85%			3.57%

	For the Year Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$624,908	$30,045	4.81%	$588,976	$31,484	5.35%
Investment securities held-to-maturity	2,220	130	5.86%	—	—	—
Investment securities available-for-sale	45,594	1,150	2.52%	35,109	709	2.02%
Interest-earning deposits and federal funds	45,674	771	1.69%	98,554	180	0.18%
Other investments	1,027	38	3.70%	2,324	80	3.43%
Total interest-earning assets	719,423	32,134	4.47%	724,963	32,453	4.48%
Non-interest-earning assets	51,397			63,373
Total assets	$770,820			$788,336

Interest-bearing liabilities:
Interest-bearing checking accounts	$96,892	$176	0.18%	$88,852	$185	0.21%
Money market accounts	154,237	752	0.49%	133,835	469	0.35%
Savings accounts	89,015	856	0.96%	93,113	403	0.43%
Certificates of deposit	97,948	1,449	1.48%	110,742	1,623	1.47%
Total interest-bearing deposits	438,092	3,233	0.74%	426,542	2,680	0.63%
FHLB advances and other borrowings	9,887	(854)	(8.64)%	44,811	497	1.11%
Total interest-bearing liabilities	447,979	2,379	0.53%	471,353	3,177	0.67%
Non-interest-bearing liabilities	204,842			200,756
Total liabilities	652,821			672,109
Total stockholders' equity	117,999			116,227
Total liabilities and stockholders' equity	$770,820			$788,336
Net interest rate spread			3.94%			3.81%
Net interest income		$29,755			$29,276
Net interest-earning assets	$271,443			$253,610
Net interest margin			4.14%			4.04%

AFFINITY BANCSHARES, INC.

Consolidated Balance Sheets

(unaudited)

	December 31, 2022	December 31, 2021
	(In thousands except share amounts)
Assets
Cash and due from banks	$2,928	$16,239
Interest-earning deposits in other depository institutions	23,396	95,537
Cash and cash equivalents	26,324	111,776
Investment securities held-to-maturity (estimated fair value of $26,251)	26,527	—
Investment securities available-for-sale	46,200	48,557
Other investments	1,082	2,476
Loans, net	636,909	575,825
Other real estate owned	2,901	3,538
Premises and equipment, net	4,257	3,783
Bank owned life insurance	15,724	15,377
Intangible assets	18,558	18,749
Other assets	12,801	8,007
Total assets	$791,283	$788,088
Liabilities and Stockholders' Equity
Liabilities:
Non-interest-bearing checking	$190,297	$193,940
Interest-bearing checking	91,167	89,384
Money market accounts	148,097	145,969
Savings accounts	101,622	86,745
Certificates of deposit	125,989	96,758
Total deposits	657,172	612,796
Federal Home Loan Bank advances and other borrowings	10,025	48,988
Accrued interest payable and other liabilities	6,983	5,336
Total liabilities	674,180	667,120
Stockholders' equity:
Common stock (par value $0.01 per share, 40,000,000 shares authorized; 6,605,384 issued and outstanding at December 31, 2022 and 6,872,634 issued and outstanding at December 31, 2021)	66	69
Preferred stock (1,000,000 shares authorized, no shares outstanding)	—	—
Additional paid in capital	63,130	68,038
Unearned ESOP shares	(4,795)	(5,004)
Retained earnings	65,357	58,223
Accumulated other comprehensive loss	(6,655)	(358)
Total stockholders' equity	117,103	120,968
Total liabilities and stockholders' equity	$791,283	$788,088

AFFINITY BANCSHARES, INC.

Consolidated Statements of Income

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands except per share amounts)
Interest income:
Loans, including fees	$8,032	$7,060	$30,045	$31,484
Investment securities	461	260	1,318	789
Interest-earning deposits	485	46	771	180
Total interest income	8,978	7,366	32,134	32,453
Interest expense:
Deposits	1,621	570	3,233	2,680
FHLB advances and other borrowings	20	132	(854)	497
Total interest expense	1,641	702	2,379	3,177
Net interest income before provision for loan losses	7,337	6,664	29,755	29,276
Provision for loan losses	50	100	704	1,075
Net interest income after provision for loan losses	7,287	6,564	29,051	28,201
Noninterest income:
Service charges on deposit accounts	406	380	1,611	1,506
Other	160	192	791	1,172
Total noninterest income	566	572	2,402	2,678
Noninterest expenses:
Salaries and employee benefits	3,002	2,866	12,221	10,663
Occupancy	725	606	2,523	2,935
Advertising	150	43	476	339
Data processing	471	457	1,947	1,975
Write-down of premises and equipment	—	311	—	1,199
FHLB prepayment penalties	—	—	647	—
Other	1,293	1,093	4,312	3,857
Total noninterest expenses	5,641	5,376	22,126	20,968
Income before income taxes	2,212	1,760	9,327	9,911
Income tax expense	513	442	2,193	2,338
Net income	$1,699	$1,318	$7,134	$7,573
Weighted average common shares outstanding
Basic	6,628,847	6,872,634	6,669,389	6,911,576
Diluted	6,708,922	6,956,955	6,761,771	6,969,402
Basic earnings per share	$0.26	$0.19	$1.07	$1.10
Diluted earnings per share	$0.26	$0.18	$1.06	$1.09

Explanation of Certain Unaudited Non-GAAP Financial Measures

Reported amounts are presented in accordance with GAAP. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table below for details on the earnings impact of these items.

	At or For the Period Ending
Non-GAAP Reconciliation	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Tangible book value per common share reconciliation
Book Value per common share (GAAP)	$17.73	$17.37	$17.51	$17.58	$17.60
Effect of goodwill and other intangibles	(2.81)	(2.80)	(2.83)	(2.83)	(2.73)
Tangible book value per common share	$14.92	$14.57	$14.68	$14.75	$14.87
Tangible equity to tangible assets reconciliation
Equity to assets (GAAP)	14.80%	14.84%	15.05%	15.31%	15.35%
Effect of goodwill and other intangibles	(2.05)%	(2.09)%	(2.12)%	(2.14)%	(2.06)%
Tangible equity to tangible assets (1)	12.75%	12.75%	12.93%	13.17%	13.29%
(1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.